UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 17, 2026

ARMATA PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Washington	001-37544	91-1549568
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5005 McConnell Avenue, Los Angeles, California	90066
(Address of principal executive offices)	(Zip Code)

(310) 655-2928

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	ARMP	NYSE American

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 17, 2026, the Board of Directors (the “Board”) of Armata Pharmaceuticals, Inc. (the “Company”) promoted and appointed David House as the Company’s Chief Financial Officer, effective July 17, 2026. Mr. House previously served as the Company’s Senior Vice President, Finance and principal financial officer since August 2024. Biographical information regarding Mr. House required by Item 401 of Regulation S-K was previously reported in the Company’s most recent definitive proxy statement filed with the SEC on April 27, 2026.

In connection with Mr. House’s appointment as Chief Financial Officer, the Company and Mr. House entered into an employment letter agreement, dated July 17, 2026 (the “House Agreement”), which confirms the terms of Mr. House’s continued employment with the Company from and after the date thereof. Pursuant to the House Agreement, Mr. House will serve as the Company’s Chief Financial Officer, reporting directly to the Company’s Chief Executive Officer.

Pursuant to the House Agreement, Mr. House will receive an annual base salary of $371,315, and will be eligible for a target annual bonus opportunity equal to 50% of his base salary, with the actual bonus payable based on actual performance as determined by the Board or compensation committee. Mr. House’s annual target performance bonus percentage is subject to increase, but not decrease, from time to time in the discretion of the Board or the compensation committee.

The House Agreement provides that Mr. House will be eligible to receive annual equity awards pursuant to the Company’s 2016 Equity Incentive Plan or any successor plan commencing in 2026. The House Agreement states that the current intent of the compensation committee is to provide Mr. House with an equity award each fiscal year, commencing in 2026, with a grant date fair value of approximately $300,000, but Mr. House is not entitled to any specific award or terms, and any such awards will vest on the same basis as equity awards granted to other senior executives in respect of any fiscal year.

The House Agreement provides that, if the Company terminates Mr. House’s employment without “Cause” (as defined in the House Agreement) other than due to his death or disability, or if Mr. House resigns for “Good Reason” (as defined in the House Agreement), then, subject to his execution of a separation agreement and general release of claims and continued compliance with his post-employment restrictive covenants, Mr. House will continue to receive his then-current base salary for 12 months following such termination. If Mr. House experiences an involuntary termination within one month prior to, or 12 months following, a “Change in Control” (as defined in the House Agreement), the vesting of all of his outstanding equity awards that are subject to time-based vesting requirements will accelerate in full as of the date of such involuntary termination or, if later, the Change in Control.

On July 17, 2026, the Company and Pierre Kyme, the Company’s Chief Business Officer, agreed to conform the definition of “change in control” in Mr. Kyme’s Employment Letter Agreement, dated June 1, 2024 (the “Kyme Agreement”) to the definition in the House Agreement (and other agreements with senior executives of the Company). The Kyme Agreement remains in full force and effect in accordance with its terms with this modified definition.

The foregoing descriptions of the House Agreement and the modification of the Kyme Agreement (the “Kyme Amendment”) do not constitute complete summaries of the terms of the House Agreement or the Kyme Amendment and are qualified in their entirety by reference to the full text of the House Agreement and the Kyme Amendment, which are filed as Exhibits 10.1 and 10.2, respectively, to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)       Exhibits

10.1	Employment Letter Agreement, dated July 17, 2026, by and between Armata Pharmaceuticals, Inc. and David House.

10.2	Amendment No. 1, dated July 17, 2026, to that certain Employment Letter Agreement, dated June 1, 2024, by and between Armata Pharmaceuticals, Inc. and Pierre Kyme.

104	Cover Page Interactive Data File (embedded within Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 18, 2026	Armata Pharmaceuticals, Inc.

	By:	/s/ Deborah L. Birx
	Name:	Deborah L. Birx, M.D.
	Title:	Chief Executive Officer
(Principal Executive Officer)